Exhibit 10.4

[Date]

TO:

FROM:

RE:	Cash-Settled Restricted Stock Unit Award

Atwood Oceanics, Inc. (the “Company”) hereby awards to you, effective as of                      (the “Date of Grant”),                 cash-settled restricted stock units (the “Restricted Stock Units”) evidencing the right to receive the cash value of an equivalent number of shares of Common Stock, $1.00 par value, subject to adjustment as provided in Section 11 of the Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan (the “Plan”).

Except as otherwise provided in Sections 2 or 3 of the Terms and Conditions of Cash-Settled Restricted Stock Unit Award, attached hereto as Appendix A (the “Terms and Conditions”), the Restricted Stock Units will vest in substantially equal installments on each anniversary of Date of Grant (each a “Vesting Date”) during the three year period beginning on the Date of Grant; provided you remain continuously employed by the Company, its subsidiary or an affiliate on each Vesting Date.

The award of Restricted Stock Units is governed by the terms and conditions of the Plan, any rules and regulations adopted by the Compensation and Human Resources Committee of the Board of Directors of the Company (“Committee”), and the Terms and Conditions which form a part of this award letter to you (the “Notice”). The Prospectus related to this offering can be referenced on myAtwood under Controlled Documents on the Human Resources site.

Sincerely,

Appendix A

ATWOOD OCEANICS, INC.

2013 LONG-TERM INCENTIVE PLAN

TERMS AND CONDITIONS OF

CASH-SETTLED RESTRICTED STOCK UNIT AWARD

The cash-settled restricted stock units (the “Restricted Stock Units”) awarded to you on the “Date of Grant” set forth in the award letter to you (the “Award Letter”) by Atwood Oceanics, Inc. (the “Company”) are subject to the 2013 Long-Term Incentive Plan (the “Plan”), these Terms and Conditions and any rules and regulations adopted by the Committee. Terms used herein and not otherwise defined shall have the meaning set forth in the Plan and the Award Letter.

1.	Vesting/Forfeiture. Except as otherwise accelerated pursuant to Sections 2 or 3 below, the Restricted Stock Units shall vest in substantially equal installments on each anniversary of the Date of Grant (each a “Vesting Date”) during the three year period beginning on the Date of Grant (the “Restriction Period”). If your employment with the Company, its subsidiary or an affiliate (collectively, the “Company Group”) terminates for any reason other than by reason of your death, the unvested portion of the Restricted Stock Units shall be automatically forfeited on the date of your termination of employment. Furthermore, the Restricted Stock Units are subject to forfeiture, in whole or in part, if the Committee or its designee determines, in its sole discretion, that you have taken any unlawful action detrimental to the Company or have violated Company policy; any such determination for an employee other than the Chief Executive Offer shall be based on the recommendation of the Chief Executive Officer.

2.	Termination of Employment; Death or Disability. If your employment with the Company Group is terminated by reason of your death during the Restriction Period or if you become Disabled during the Restriction Period, the unvested Restricted Stock Units will automatically become fully vested and the Restriction Period shall terminate on the date of your death or on the date of your Disability, as applicable. For purposes of this award of Restricted Stock Units, you are considered to be “Disabled” or have a “Disability” on the date that you become eligible for long-term disability benefits pursuant to the Company’s long-term disability plan.

3.	Change of Control. Notwithstanding the provisions of Sections 1 or 2 of these Terms and Conditions, in the event of a Change of Control, the unvested Restricted Stock Units shall automatically vest and the Restriction Period shall terminate.

4.

Settlement. The Fair Market Value determined as of the Vesting Date of the vested Restricted Stock Units shall be paid to you no later than 15 days after each Vesting Date. In the event of vesting pursuant to Sections 2 or 3, the

Restricted Stock Units shall be paid to you or your legal beneficiary, as applicable, no later than 15 days after the date of your death, Disability or Change of Control, as applicable, and the Fair Market Value shall be determined as of the date of your death or Disability or as of the date immediately preceding the date of the Change of Control, as applicable. In addition, upon the date of the cash payment in settlement of Restricted Stock Units, you shall also be entitled to receive a lump sum cash payment equal to the Dividend Equivalent Amount. For purposes of this award of Restricted Stock Units, “Dividend Equivalent Amount” means the sum of all cash dividends, if any, declared on shares of Common Stock you receive in settlement of Restricted Stock Units where the record date is after the Date of Grant, but prior to the date such Restricted Stock Units are settled in cash. Because this award of Restricted Stock Units is settled in cash, the Restricted Stock Units payable following each Vesting Date shall not exceed the cash limit applicable to Cash Awards pursuant to the Plan (as in effect on the Date of Grant). Subject to Section 11, in the event that the amount payable following any Vesting Date is limited by the foregoing sentence, such excess amount, without interest, shall be payable on the first day of the next taxable year in which the deduction would be permitted under Section 162(m) of the Code and any such amount shall be applied toward and result in an appropriate reduction of other cash awards payable in that year that are subject to a shareholder-approved limit under Section 162(m) of the Code. Any such payment amounts delayed pursuant to the preceding sentence shall be and remain fully vested and payable notwithstanding your termination of service for any reason after the applicable Vesting Date.

5.	Transferability. You may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the Restricted Stock Units during the Restriction Period.

6.	No Right to Continued Employment. The award of Restricted Stock Units shall not create any right to remain in the employ of the Company Group. The Company Group retains the right to terminate your employment at will, for due cause or otherwise. Your employment, as it relates to the Restriction Period, shall be deemed to continue during any leave of absence that has been authorized by the Company Group.

7.	Other Plans. Nothing herein contained shall affect your right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance, profit sharing or other plan or program of the Company Group.

8.	Rights as Shareholder. You shall not be entitled to any of the rights or privileges of a shareholder with respect to your Restricted Stock Units. If, from time to time during the Restriction Period, there is any capital adjustment affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, the unvested Restricted Stock Units shall be adjusted in accordance with the provisions of Section 11 of the Plan.

9.	Plan Governs. The Restricted Stock Units and the Notice are subject to all of the terms and conditions of the Plan, except that no amendment to the Plan shall adversely affect your rights under the Notice. All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be established pursuant to the Plan are hereby incorporated into the Notice. In the event of a discrepancy between the Notice and the Plan, the Plan shall govern.

10.	Withholding. Upon the payment of the vested Restricted Stock Units, the Company shall withhold from the payment that otherwise would have been made to you, an amount necessary to satisfy the applicable federal, state and local tax withholding obligation with respect to the Restricted Stock Units.

11.	Code Section 409A; No Guarantee of Tax Consequences. The award of Restricted Stock Units is intended to be (i) exempt from Section 409A of the Code (“Section 409A”) by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4), or (ii) in compliance with Section 409A, and the provisions of the Notice will be administered, interpreted and construed accordingly. Notwithstanding the foregoing provisions of the Notice, if you are a “specified employee” as such term is defined in Section 409A, any amounts that would otherwise be payable hereunder as nonqualified deferred compensation within the meaning of Section 409A on account of separation from service (other than by reason of death) to you shall not be payable before the earlier of (i) the date that is 6 months after the date of your separation from service, or (ii) the date that otherwise complies with the requirements of Section 409A. In addition, notwithstanding the provisions of Section 3 of these Terms and Conditions, in the event of a Change of Control that does not meet the requirements of Treas. Reg. §1.409A-3(i)(5), any amounts that would otherwise be payable hereunder as nonqualified deferred compensation within the meaning of Section 409A shall be fully vested but shall be settled on the third anniversary of the Date of Grant, or, if earlier, in accordance with the provisions of Section 2 of these Terms and Conditions. To the extent required to comply with Section 409A, you shall be considered to have terminated employment with the Company when you incur a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code, and you shall not be considered to be “Disabled” or to have a “Disability” unless the circumstances of the Disability meet the requirements of Treas. Reg. §1.409A-3(i)(4). In order for the payment of the vested Restricted Stock Units to be deductible under Section 162(m) of the Code, the payment date of the vested Restricted Stock Units may be delayed in accordance with the requirements of Treas. Reg. §1.409A-2(b)(7). The Company makes no commitment or guarantee to you that any federal or state tax treatment will apply or be available to any person eligible for benefits under the Notice.

12.	Governing Law. The Plan and the Notice shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws. The courts in Harris County, Texas shall be the exclusive venue for any dispute regarding the Plan or the Notice.

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